Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Trustmark Corporation (Trustmark) and its subsidiaries and of BancTrust Financial Group, Inc. (BancTrust) and its subsidiaries, as an acquisition by Trustmark of BancTrust using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of BancTrust were recorded by Trustmark at their respective fair values as of the date the acquisition was completed (February 15, 2013). The unaudited pro forma condensed combined balance sheet gives effect to the acquisition and the purchase by Trustmark of the BancTrustTARP Preferred Stock and Warrant from the United States Treasury Department (Treasury) as if the transactions had become effective at the beginning of the periods presented. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2012, and the year ended December 31, 2011, give effect to the acquisition and purchase by Trustmark of the BancTrust TARP Preferred Stock and Warrant from the Treasury as if the transactions had become effective at the beginning of the periods presented.

The acquisition was announced on May 28, 2012, and the merger agreement provided for each outstanding share of BancTrust common stock to be converted into the right to receive 0.125 of a share of Trustmark common stock. The merger agreement provided for Trustmark to redeem the BancTrust TARP Preferred Stock and Warrant held by Treasury at the completion of the merger. Trustmark purchased the BancTrust TARP Preferred Stock and Warrant on February 15, 2013 and cancelled the securities on February 15, 2013.  The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated combined financial statements and the related notes of both Trustmark and BancTrust.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements may be subject to revisions in accordance with acquisition accounting guidelines as Trustmark finalizes its financial statements subsequent to the acquisition date.  This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Trustmark and its subsidiaries and of BancTrust and its subsidiaries.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
TRUSTMARK CORPORATION AND BANCTRUST
SEPTEMBER 30, 2012
($ in thousands)

	Trustmark		Pro Forma		Pro Forma
BALANCE SHEET	Corporation	BancTrust	Adjustments		Combined
ASSETS
Cash and due from banks	$209,188	$160,757	$(61,508)	A	$308,437
Federal funds sold and reverse repos	5,295	-			5,295
Securities (AFS & HTM)	2,769,930	497,606	-		3,267,536
Loans held for sale	324,897	2,708			327,605
Loans	5,675,576	1,181,733	(182,345)	B,C	6,674,964
Less allowance for loan losses	87,869	57,435	(57,435)	B	87,869
Net loans	5,587,707	1,124,298	(124,910)		6,587,095
Premises and equipment	155,467	69,259	(8,500)	B,D	216,226
Mortgage servicing rights	44,211	-			44,211
Goodwill	291,104	-	87,452	B,E	378,556
Identifiable intangible assets	18,327	2,841	27,734	B,F	48,902
Other real estate	88,197	53,750	(18,600)	B,G	123,347
Other assets	377,836	43,303	60,916	B,H	482,055
TOTAL ASSETS	$9,872,159	$1,954,522	$(37,416)		$11,789,265

LIABILITIES
Deposits	$7,804,041	$1,780,495	$3,000	B,I	$9,587,536
Federal funds purchased & repos	408,711	-			408,711
Other borrowings	83,612	31,305	750	B,J,K	115,667
Subordinated notes	49,863	-	-		49,863
Junior subordinated debt securities	61,856	34,021	-	K	95,877
Other liabilities	186,061	15,226	4,800	B,L	206,087
TOTAL LIABILITIES	8,594,144	1,861,047	8,550		10,463,741
			.
STOCKHOLDERS' EQUITY
Preferred stock	-	49,198	(49,198)	M	-
Common stock	13,496	182	286	N	13,964
Surplus	284,089	194,641	(140,447)	N	338,283
Retained earnings	973,182	(145,710)	138,557	N	966,029
Accum other comprehensive income net of tax	7,248	(4,836)	4,836	N	7,248
TOTAL STOCKHOLDERS' EQUITY	1,278,015	93,475	(45,966)		1,325,524
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,872,159	$1,954,522	$(37,416)		$11,789,265

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
TRUSTMARK CORPORATION AND BANCTRUST
FOR THE YEAR ENDED DECEMBER 31, 2011
($ in thousands except share data)

	Trustmark		Pro Forma		Pro Forma
INCOME STATEMENT	Corporation	BancTrust	Adjustments		Combined
Total Interest Income	$391,979	$80,520	$(2,200)	O	$470,299
Total Interest Expense	43,036	18,311	(3,642)	P	57,705
Net Interest Income	348,943	62,209	1,442		412,594
Provision for Loan Losses	30,328	32,100	-		62,428
Net Interest Income After Provision for Loan Losses	318,615	30,109	1,442		350,166
Total Noninterest Income	159,854	20,424	-		180,278
Total Noninterest Expenses	329,850	91,013	5,559	Q	426,422
Income before Income Taxes	148,619	(40,480)	(4,117)		104,022
Income Taxes	41,778	7,366	(1,575)	R	47,569
Net Income	106,841	(47,846)	(2,542)		56,453
Preferred stock dividends/discount accretion	-	3,090	(3,090)	S	-
Net Income available to Common Shareholders	$106,841	$(50,936)	$548		$56,453

Net Income per share-Basic	$1.67	$(2.85)			$0.85
Net Income per share-Diluted	$1.66	$(2.85)			$0.85

Book value per common share	$18.94	$3.65			$19.04

Weighted average shares outstanding-Basic	64,066,599	17,903,000	2,245,788	T	66,312,387
Weighted average shares outstanding-Diluted	64,261,145	17,903,000	2,245,788	T	66,506,933

Period end shares outstanding	64,142,498	17,954,000	2,245,788	T	66,388,286

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
TRUSTMARK CORPORATION AND BANCTRUST
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012
($ in thousands except share data)

	Trustmark		Pro Forma		Pro Forma
INCOME STATEMENT	Corporation	BancTrust	Adjustments		Combined
Total Interest Income	$282,793	$52,417	$(1,650)	O	$333,560
Total Interest Expense	24,122	9,746	(108)	P	33,760
Net Interest Income	258,671	42,671	(1,542)		299,800
Provision for Loan Losses	10,884	26,800	-		37,684
Net Interest Income After Provision for Loan Losses	247,787	15,871	(1,542)		262,116
Total Noninterest Income	132,410	15,238	-		147,648
Total Noninterest Expenses	257,193	52,616	3,753	Q	313,562
Income before Income Taxes	123,004	(21,507)	(5,295)		96,202
Income Taxes	33,431	(672)	(2,025)	R	30,734
Net Income	89,573	(20,835)	(3,270)		65,468
Preferred stock dividends/discount accretion	-	2,351	(2,351)	S	-
Net Income available to Common Shareholders	$89,573	$(23,186)	$(919)		$65,468

Net Income per share-Basic	$1.39	$(1.29)			$0.98
Net Income per share-Diluted	$1.38	$(1.29)			$0.98

Book value per share	$19.73	$2.47			$19.78

Weighted average shares outstanding-Basic	64,616,226	17,958,000	2,245,788	T	66,862,014
Weighted average shares outstanding-Diluted	64,804,661	17,958,000	2,245,788	T	67,050,449

Period end shares outstanding	64,779,937	17,961,000	2,245,788	T	67,025,725

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements

Note 1.   Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the merger involving Trustmark and BancTrust, the purchase by Trustmark of the BancTrust TARP Preferred Stock and Warrant from Treasury under its Capital Purchase Program as if the transactions had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger and the purchase of the TARP securities been consummated at January 1, 2011, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which was completed on February 15, 2013, provided for the issuance of 0.125 shares of Trustmark Corporation common stock in exchange for each share of BancTrust common stock, resulting in Trustmark issuing 2,245,788 common shares at a fair value of $54.7 million.

The merger was accounted for by Trustmark using the acquisition method of accounting. Accordingly, the assets and liabilities of BancTrust were recorded at their respective fair values and represents management’s estimates based on available information. The final allocation of the purchase price will be determined after completion of thorough analyses (which is still ongoing) to determine the fair value of BancTrust’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments and other items of BancTrust as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to BancTrust’s shareholder’s equity including results of operations through the date the merger was completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma financial information for the merger is included only as of September 30, 2012, for the nine months ended September 30, 2012 and for the year ended December 31, 2011. The unaudited pro forma information is not necessarily indicative of the results of income or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Certain reclassifications have been made to the balance sheet and income statement of BancTrust to conform with Trustmark’s presentation.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements – (Continued)

Note 2.   Purchase Accounting Adjustments in Pro Form Balance Sheet

The purchase accounting pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet are based on preliminary valuations performed as of February 15, 2013. The adjustments recorded for these assets and liabilities on the merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as information relative to closing date fair values becomes available.

The purchase accounting adjustments include an intangible asset increase for the establishment of a core deposit intangible asset of $30.6 million.  The estimated core deposit intangible asset was calculated by applying a premium of  2.5% to BancTrust’s core deposits of $1.0 billion. The amortization of the intangible assets in the pro forma statements of income is assumed to be over an approximately ten  year period for core deposit intangibles using an accelerated method.

Balance Sheet Adjustments

A. Adjustment to record estimated changes in cash balances for the impact of:
Non-routine merger related expense for BancTrust, net of applicable taxes	$(2,542)
Non-routine merger related expense for Trustmark, net of applicable taxes	(7,153)
Payoff of BancTrust preferred stock (including accrued dividends)	(51,813)
Net change in cash	$(61,508)

B. Adjustment to record estimated purchase accounting adjustments for BancTrust:

Fair value adjustment for loans		$(182,345)
Elimination of BancTrust allowance for loan and lease losses		57,435
Fair value adjustment for premises and equipment, net		(8,500)
Record change to goodwill resulting from these purchase accounting adjustments		71,910
Adjustments related to core deposit intangible:
Estimated core deposit intangible	30,575
Elimination of BancTrust existing core deposit intangible	(2,841)
Net adjustments for core deposit intangible		27,734
Fair value adjustment for other real estate		(18,600)
Adjustments related to other assets:
Record deferred tax asset created from fair value adjustments	67,216
Fair value adjustment for other assets	(6,300)
Net adjustments for other assets		60,916
Fair value adjustment for time deposits		(3,000)
Fair value adjustment for assumed borrowings		(750)
Fair value adjustment for defined benefit plans and other liabilities		(4,800)
Net purchase accounting adjustments		$0

C.
Estimated fair value adjustment for loans. The fair value of acquired loans was determined using a discounted cash flow model based on assumptions regarding the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, and current market rates.  Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.

D.
Estimated fair value adjustment for premises and equipment which comes primarily from land and buildings acquired. The estimated fair value of each property was derived by using internal estimates with comparable properties in each geographical location.  Upon closing of the Merger, an independent valuation of premises and equipment will be conducted.

E.	Additional impact to goodwill of $(15,542) resulting from pro forma adjustments created as a result of the Merger.

F.
Estimated fair value of core deposit intangible ("CDI") of $30,575 representing the estimated future economic benefit resulting from the acquired customer balances and relationships. For pro forma purposes, Trustmark is amortizing the CDI using the sum-of-the-years digits method and an estimated life of ten years. Upon closing of the Merger, an independent valuation of the CDI will be conducted.  Offset by elimination of existing BancTrust CDI of $2,841 which cannot be carried over.

G.	Estimated fair value adjustment for other real estate owned based on the estimated net realizable values of the portfolio.

H.
Net deferred tax asset of $67,216 resulting from the fair value adjustments related to the acquired assets and assumed liabilities which were calculated using an effective tax rate of 38.25%.  Fair value adjustment for other assets of $(6,300) was determined by reviewing a detail of accounts which comprise other assets and ascertaining those assets that have no fair value at acquisition.

I.
The estimated fair value adjustment for time deposits of $3,000 is calculated using current market rates for similar products with similar remaining lives. This adjustment will be amortized into interest expense over the estimated lives of the deposits which has been calculated as 0.75 years. Estimated amortization in the pro forma was computed using the sum-of-the-years digits method which approximates a level yield.

J.	Estimated fair value adjustment of FHLB advances of $750 is calculated using current market rates for similar products with similar remaining lives.

K.
While not illustrated as a pro forma adjustment, Trustmark has agreed to pay-off the junior subordinated debt securities and the $20,000 loan with the FDIC as receiver for Silverton Bank, N.A., concurrently with or as soon as practicable after the consummation of the Merger.

L.
Estimated fair value adjustment for defined benefits plans of $4,800 was determined by providing the necessary information for BancTrust’s pension and SERP plans to a third party actuary who calculated the projected benefit obligation for each plan.

M.
Trustmark has agreed to purchase all of the issued and outstanding shares of BancTrust Series A Preferred Stock and BancTrust Warrant from the Treasury or other holders thereof concurrently with the consummation of the Merger.

N.
Elimination of BancTrust stockholders' equity as part of the acquisition accounting adjustments representing the conversion of all BancTrust common stock into Trustmark common stock. BancTrust common stock will be exchanged in the Merger at a ratio of 0.125 Trustmark shares for each common share of BancTrust.  Also includes Trustmark nonroutine merger related expenses of $7,153 which are net of taxes.

Issuance of Trustmark common stock (stated par value of $0.2083)	$468
Elimination of common stock of BancTrust	(182)
Net impact to common stock		$286
Issuance of Trustmark common stock – surplus	54,194
Elimination of surplus of BancTrust	(194,641)
Net impact to surplus		(140,447)
Elimination of retained earnings of BancTrust	145,710
Nonroutine merger related expense for Trustmark	(7,153)
Net impact to retained earnings		138,557
Elimination of accumulated other comprehensive loss of BancTrust		4,836
Elimination of BancTrust stockholders' equity and issuance of Trustmark common stock		$3,232

The following table provides the calculation and allocation of the purchase price used in the consolidated financial statements:

Preliminary Statement of Net Assets Acquired and Consideration Transferred Assets
Cash and due from banks	$158,215
Securities	497,606
Loans held for sale	2,708
Acquired noncovered loans	999,389
Premises and equipment, net	60,903
Identifiable intangible assets	30,575
Other real estate	35,150
Other assets	104,074
Total Assets	1,888,620

Liabilities
Deposits	1,783,495
Other borrowings	66,076
Other liabilities	20,026
Total Liabilities	1,869,597

Net identifiable assets acquired at fair value	19,023
Goodwill	87,452
Net assets acquired at fair value	$106,475
Consideration paid to BancTrust:
Common stock ($3.04 per BancTrust share)	$54,662
Cash paid for purchase of preferred stock/warrant	51,813
Total consideration paid to BancTrust	$106,475

Note 3.   Pro Forma Statements of Income

The pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2012 and for the year ended December 31, 2011 include adjustments for the amortization of the estimated identifiable intangible assets,  the estimated amortization or accretion of acquisition accounting adjustments made to loans, interest-bearing deposits and short-term borrowings as well as the related tax effect of all the adjustments. The amortization or accretion of the acquisition accounting adjustments made to loans,  interest-bearing deposits and short-term borrowings were estimated based on the weighted average maturities, using the interest method of recognition.

The estimated merger-related expenses discussed in Note 4 are not included in the pro forma statements of income since they will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

Additionally, Trustmark currently estimates that it will realize approximately $11.9  million in annual cost savings following the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the pro forma financial information.

The adjustments reflected in the pro forma condensed combined consolidated statements of income are presented in the table below:

Income Statement Adjustments

O.
The impact of the fair value adjustment for loans was to lower interest income equal to the fair value of loans at the estimated discount rate of 5.65%.  The result was to decrease interest income by $2,200 for the year ending December 31, 2011 and $1,650 for the nine months ended  September 30, 2012.

P.
Accretion of fair value adjustments for deposits of $3,000 for the year ended December 31, 2011. Estimated amortization period was 0.75 years.  Also includes accretion of fair value adjustments for FHLB advances of $642 for the year ended December 31, 2011 and $108 for the nine months ended September 30, 2012. Estimated amortization period was 1.15 years.

Q.
Amortization of CDI for BancTrust. CDI will be amortized using sum-of-the-years digits method over a ten year period. The amortization expense is $5,559 for the year ending December 31, 2011 and $ 3,753 for the nine months ending September 30, 2012.

R.	Reflects the tax impact of the pro forma transaction adjustments at Trustmark’s statutory marginal income tax rate of 38.25%.

S.	Reversal of dividends on BancTrust Series A Preferred Stock.

T.	Common stock issued in exchange for BancTrust common stock was 2,245,788.

Note 4.   Merger Costs

In connection with the merger, Trustmark and BancTrust have developed preliminary plans to consolidate their operations.  These tentative plans include assessing the two companies' personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where efficiencies may be gained.

Certain decisions arising from these assessments may involve, among other things, involuntary termination of BancTrust's employees, vacating BancTrust's leased premises, terminating contracts between BancTrust and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by BancTrust. These merger-related expenses will also include system conversion costs and costs of incremental communications to customers and others. It is expected that the merger-related expenses will be incurred during the remaining months of 2013 after completion of the merger. We have not estimated these merger-related expenses and have not included an estimate for these in the pro forma statement of income since these costs will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of Trustmark would have been had Trustmark and BancTrust actually been combined during the periods presented. The costs associated with such decisions will be expensed as incurred in accordance with acquisition accounting guidelines.